Exhibit 10.11

UTC BOARD OF DIRECTORS
DEFERRED STOCK UNIT PLAN
Deferred Restricted Stock Unit Award

INSERT NAME

Under the UTC Board of Directors Deferred Stock Unit Plan, each non-employee Director of the Company receives, as of the effective date of election to the Board, a non-recurring award of deferred restricted stock units having a grant date value of $100,000, based on the closing price of UTC common stock on that date (the “Units”). This award is intended to promote a closer identity of interests between Non-Employee Directors and shareowners by providing non-employee Directors with an equity-based interest in the Company’s future performance.

The Units are subject to a restriction on transferability and may not be sold, assigned, pledged or transferred while such restriction remains in effect. However, once vested, you are the owner of such Units on the records of the Company. Please note that the restriction on transferability continues in effect on vested Units while you remain a Director of UTC. Accordingly, by your acceptance of the Units, you agree that your vested Units will not be sold, assigned, pledged or transferred by you prior to your retirement or resignation as a Director of UTC. Your Unit balance will be credited with additional Units equivalent in value to the dividend paid on the corresponding number of shares of UTC Common Stock. The dividend equivalent Units will vest immediately but will otherwise be subject to the same transfer restrictions applicable to the initial Units.

The Units will vest in increments of 20 percent per year. The effective date of the grant of your Units will be January 3, 2017. The first 20 percent will vest on the date of UTC’s next Annual Shareowner Meeting. An additional 20 percent will vest on the date of UTC’s Annual Meeting each succeeding year while you continue on the Board. At the time you retire or resign from the Board, your vested Units will be converted into shares of UTC Common Stock and distributed to you. As an alternative to full distribution of your shares following retirement, you may elect to receive the value of your vested units following retirement or resignation in 10 or 15 annual installment distributions by checking one of the two boxes below:

☐	15 annual installments

☐ 10 annual installments

In compliance with IRS rules, if you make or alter such election after you join the Board, you must do so at least one year prior to retiring or resigning from the Board, and your distribution will begin five years from the date the award would otherwise be scheduled for distribution.

Any Units not vested as of the date you resign or retire from the Board will be forfeited without payment of any compensation to you. However, in the event of a “change of control” or a “restructuring event” as defined by the United Technologies Corporation Long Term Incentive Plan, or upon your death or your resignation from the Board due to disability, or if you retire or resign to accept full-time employment in public or charitable service, all Units that have not previously vested will immediately vest and convert into shares of UTC Common Stock and be distributed in accordance with your election on file.

Deferred Restricted Stock Unit Award
(Continued)

Recognition of Ordinary Income Under U.S. Tax Law

For federal income tax purposes, you will be required to include as income the value of any shares of UTC Common Stock distributed to you following your departure from the Board. Additional Units credited as a result of dividend payments are not included in your income until they are distributed to you.

The foregoing is only a brief summary of the federal income tax consequences of the Units. You are urged to consult with your tax advisor for advice regarding your individual circumstances. UTC will report and withhold such income as required by state, federal, or other applicable laws.

Please confirm your agreement by returning a signed and dated copy of this award statement by facsimile to (860) 660-0250 or email to christina.monteith@utc.com.

I acknowledge receipt of this Deferred Restricted Stock Unit Award. I accept this Award subject to the terms detailed herein, and the United Technologies Corporation Board of Directors Deferred Stock Unit Plan.

___________________________________
Signature

____________________________________
Printed Name

____________________________________
Date

Please Return by
December 21, 2016 to:    Office of the Corporate Secretary
United Technologies Corporation
Fax: (860) 660-0250
or
Email: christina.monteith@utc.com